Exhibit 99.1

News Release Vectren Corporation One Vectren Square Evansville, IN 47708

Sept. 25, 2017
FOR IMMEDIATE RELEASE
Media contact:  Natalie Hedde, 812-491-5105 or nhedde@vectren.com
Investor contact: Dave Parker, 812-491-4135 or d.parker@vectren.com

Vectren elects Derrick Burks to board of directors
Evansville, Ind.  – Vectren Corporation’s (NYSE: VVC) board of directors on Sept. 22, 2017, elected Derrick Burks – recently retired managing partner of Ernst & Young (EY), LLP, in Indianapolis – as a new board member effective Oct. 1, 2017. EY, a global leader in assurance, tax, consulting and advisory services, is one of the largest professional services firms globally with more than 231,000 employees in over 700 offices around 150 countries in the world.

Prior to his retirement in June of 2017, Burks had served as managing partner of EY’s Indianapolis office since 2004 where in addition to serving clients his responsibilities included developing and engaging talent, creating high-performance teams, driving market leadership and amplifying branding and engagement efforts within the community. Before joining EY in 2002, he spent 24 years (including three as managing partner) with the Indianapolis office of Arthur Andersen.

Burks’ business experience spans small businesses, large multi-location corporations and public companies, including initial public offerings requiring SEC expertise. Throughout his career he has served companies in various industries, including energy, utilities, real estate, manufacturing, mass merchandising, and wholesale distribution. He also has substantial experience with mergers and acquisitions.

“Derrick’s broad experience with multiple industries, including consulting with utilities and energy companies, made him an ideal choice for the Vectren Board of Directors,” said Jean Wojtowicz, the Vectren board’s lead director. “Furthermore, his tenure as a certified public accountant and his SEC expertise will undoubtedly be a useful resource to our company. The fact that he is a native Hoosier and very active in the communities within Vectren’s service area is an added bonus.”

A native of Indianapolis, Burks, 61, received his bachelor’s degree in accounting where he graduated with distinction from Indiana University. He is and has been actively involved in civic and community activities working with various agencies, including Visit Indy, the 2012 Superbowl Host Committee, Kelley School of Business Dean’s Advisory Council, Goodwill Industries, Indianapolis Metropolitan Academy, the Children’s Museum, United Way, and Heart Change Ministries. He has been a member of the American Institute of CPA’s and the Indiana CPA Society and is a former Commissioner of the Indiana State Board of Accountancy.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west-central area. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.
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